EXHIBIT 3.9



                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION OF

                           THE WORLD GOLF LEAGUE, INC.
        (Pursuant to Section 242 of the Delaware General Corporation Law)

     The undersigned, Michael S. Pagnano, President of The World Golf League, Inc., (the Company) and existing under the laws of the State of Delaware does hereby certify that:

     1. The Certificate of Incorporation of the Company is hereby amended pursuant to Section 242(a)(3) of the General Corporation Law of the State of Delaware, in Article Fourth to increase the authorized shares of common stock to 2,500,000,000 shares of common stock and reauthorize the par value at $.001 per share, and reauthorize 10,000,000 shares of preferred stock with par value of $.001 per share as follows:

ARTICLE  FOURTH  should  read  as  follows:

     The total number of shares of stock which this corporation is authorized to issue is:

Two Billion Five Hundred Ten Million (2,510,000,000), consisting of 2,500,000,000 shares of common stock, par value $.001 per share ("Common
Stock"), and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

          The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and/or limitations. The powers, preference, rights, privileges, qualifications, restrictions and limitations of each class or series of the preferred stock, if any, may differ from those of any and all other classes or other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

     2. The foregoing Amendment to the Certificate of Incorporation was authorized by the Board of Directors and duly adopted by the affirmative vote of a majority of the shareholders entitled to vote in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 2nd day of November, 2005 and DOES HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.


/s/ MICHAEL S. PAGNANO
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Michael S. Pagnano,
President